                       CONSENT OF INDEPENDENT ACCOUNTANTS
                      ------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 14, 2002, relating to the financial statements and financial highlights which appear in the April 30, 2002 Annual Report to Shareholders of Nuveen High Yield Municipal Bond Fund, Nuveen All-American Municipal Bond Fund, Nuveen Insured Municipal Bond Fund, Nuveen Intermidiate Duration Municipal Bond Fund and Nuveen Limited Term Municipal Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Custodian".


/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 26, 2002